Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Smart & Final Stores, Inc. 2014 Stock Incentive Plan and the SF CC Holdings, Inc. 2012 Stock Incentive Plan of our report dated June 20, 2014 (except Note 21, as to which the date is September 19, 2014), with respect to the consolidated financial statements and schedules of Smart & Final Stores, Inc. (f/k/a Smart & Final Holdings, Inc.) included in its Registration Statement (Amendment No. 5 to Form S-1 No. 333-196931) and related Prospectus for the year ended December 29, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

September 23, 2014